Exhibit No. 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong World Industries, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Armstrong World Industries, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Armstrong World Industries, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity, and cash flows and the related financial statement schedule for the year ended December 31, 2007 and the three months ended December 31, 2006 for the Successor Company, and for the nine months ended September 30, 2006 and the year ended December 31, 2005 for the Predecessor Company, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Armstrong World Industries, Inc.

Our report on the consolidated financial statements and financial statement schedule dated February 28, 2008, contains a paragraph that states Armstrong World Industries, Inc. emerged from the Chapter 11 bankruptcy proceeding. In connection with its emergence from the Chapter 11 bankruptcy proceeding, the Company adopted fresh-start reporting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” as of October, 2 2006. As a result, the financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. The Company has reflected the effects of the Plan and fresh-start reporting in the Predecessor Company for the nine month period ended September 30, 2006. Our report dated February 28, 2008 also states that, upon adoption of fresh-start reporting, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 24, 2008